Exhibit 99.1

VeriChip Corporation Receives $4.4 Million in Cash Proceeds Related to Sale of Its
Former Xmark Subsidiary to The Stanley Works

Company will book a gain of $4.4 million in the second quarter

Company believes receipt of escrow funds enables it to satisfy The Nasdaq Capital Market’s stockholders’ equity requirement for continued listing

DELRAY BEACH, FL – July 22, 2009 — VeriChip Corporation (NASDAQ:CHIP) (“VeriChip” or the “Company”), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, announced today that it has received $4.4 million in escrow proceeds related to the July 2008 sale of its former Xmark Corporation subsidiary to The Stanley Works.

As a result of the release of the escrow, the Company will recognize its previously deferred gain of $4.4 million on its financial statements for the quarter ended June 30, 2009, which will be additive to its stockholders’ equity.

Scott R. Silverman, Chairman of VeriChip, said, “As expected, we have received the escrow funds related to the $48 million sale of our former Xmark subsidiary. As a result, we believe that the Company once again satisfies the stockholders’ equity requirement ($2.5 million) applicable to continued listing on The Nasdaq Capital Market. We expect to sustain compliance with that requirement for the foreseeable future.”

The Company may host a conference call in the coming weeks to discuss its future plans.

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration. To complement its healthcare division, VeriChip Corporation established VeriGreen Energy Corporation in March 2009 to focus and invest in the clean and alternative energy sector.

For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Statements about VeriChip’s future expectations, its belief that it satisfies the stockholders’ equity requirement applicable to continued listing on The Nasdaq Capital Market and its expectation to sustain compliance with that requirement for the foreseeable future, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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CONTACT:
VeriChip Corporation
Allison Tomek
(561) 805-8008
atomek@verichipcorp.com